AMENDMENT TO SECURITIES LENDING AGREEMENT

AMENDMENT (“Amendment”), dated as of July 1, 2008, to (1) the Securities Lending Agreement dated as of September 26, 2005 between the Bank and JPMorgan Institutional Trust having a principal place of business at 245 Park Avenue, New York, New York 10017 and (2) the Securities Lending Agreement dated November 11, 2005, between each of the Bank and the Pacholder High Yield Fund, Inc. having a principal place of business 8044 Montgomery Road, Suite 555, Cincinnati, Ohio 45236 (each a "Lender"), and JPMorgan Chase Bank N.A. ("Bank"), having its principal place of business at 270 Park Avenue, New York, New York 10017-2070.

It is hereby agreed as follows:

1.

Existing Appendix 6 to the Agreement (the Fee Schedule) is hereby deleted in its entirety and the version of Appendix 6 as attached hereto is hereby substituted in lieu thereof. Substituted Appendix 6 shall be effective with the fees owing as of July 1, 2008.

2.	Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with its terms.
3.

All references to the Agreement and Appendix 6 thereto in the Agreement or any other document executed or delivered in connection therewith shall, from and after the effective date of this Amendment, be deemed to be references to the Agreement, as amended hereby, unless the context expressly requires otherwise.

4.

This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

5.	This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereunder.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above-written.

JPMORGAN CHASE BANK, N.A.

PACHOLDER HIGH YIELD FUND, INC.

By: /s/ Gary J. Madich	By: /s/ John Gaudioso
Name: Gary J. Madich	Name: John Gaudioso
Title: Managing Director	Title: Executive Director

JPMORGAN INSTITUTIONAL TRUST ON BEHALF OF JPMORGAN CORE BOND TRUST, JPMORGAN INTERMEDIATE BOND TRUST, AND JPMORGAN EQUITY INDEX TRUST

By: /s/ George C. W. Gatch
Name:
Title:

2

Appendix 6

JPMorgan Mutual Funds

Global Securities Lending

Fee Schedule

In connection with Loans hereunder, Lender shall pay to Bank monthly in arrears a fee equal to: (i) 3 basis points (.03 of 1%) of the average Dollar value of Loans of U.S. Securities outstanding during a given month; and (ii) 9 basis points (.090 of 1%) of the average Dollar value of Loans of non-U.S. Securities outstanding during a given month.